Exhibit 3.6

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

CYCLONE POWER TECHNOLOGIES, INC.

March 30, 2010

By consent of the Board of Directors of Cyclone Power Technologies, Inc. (the “Corporation”), the Corporation does hereby amend its Articles of Incorporation as follows:

WHEREAS:

(a)

The name of the Corporation is Cyclone Power Technologies, Inc.

(b)

The date of adoption by the Board of Directors of the resolution approving this amendment was March 1, 2010. No shareholder action is required under Section 607.0602 of the Florida Statutes.

(c)

The Board of Directors has previously created Series A Convertible Preferred Shares, and by Amendment to its Articles of Incorporation dated July 24, 2009, increased the number of shares of Series A Convertible Preferred to 550,000.

NOW THEREFORE:

(d)

The Board of Directors hereby increases the number of shares of Series A Convertible Preferred authorized to be issued to 750,000.

(e)

The Board of Directors hereby deletes the last paragraph of Section 5 “Liquidation” and replaces it in its entirety with the following paragraph:

Immediately prior to the consummation of a Liquidation Event, the Series A Preferred Shares shall immediately and automatically convert into shares of Common Stock of the Corporation as provided in Section 6 hereof.

(f)

All other terms, preferences, limitations and rights for the Series A Preferred Shares shall remain the same.

By order of the Board of Directors of the Corporation, these Articles of Amendment are hereby approved and authorized for filing as of the date written above.

/s/ Harry Schoell

Harry Schoell

Director

/s/ Frankie Fruge

Frankie Fruge

Director

/s/ James C. Landon

James C. Landon

Director